Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Edward J. Lawson, CEO, President and Chairman, 21st Century Holding Company
(954) 308-1257 or (954) 581-9993

21st CENTURY HOLDING COMPANY REPORTS
3RD QUARTER RESULTS BEATING ESTIMATES BY 30% AND RAISES GUIDANCE

Lauderdale Lakes, Florida, November 1, 2006 - 21st Century Holding Company (Nasdaq: TCHC), today reported results for the quarter ended September 30, 2006 (see included tables).

For the three months ended September 30, 2006, the Company reported net income of $4,232,292, or $0.56 per share on 7,560,872 average undiluted shares outstanding, as compared to net income of $1,852,718 or $0.29 per share on 6,384,386 average undiluted shares outstanding in the same three-month period last year. On a diluted share basis, the Company reported earnings of $0.56 per share, based on 7,562,563 average diluted shares outstanding, as compared to $0.28 per share on 6,589,257 average diluted shares outstanding for the three months ended September 30, 2005. These results beat consensus estimates of $0.43 per share by $0.13, or 30.2%.

For the nine months ended September 30, 2006, the Company reported net income of $19,150,163, or $2.58 per share on 7,433,953 average undiluted shares outstanding, as compared to net income of $10,696,539 or $1.73 per share on 6,189,040 average undiluted shares outstanding in the same nine-month period last year. On a diluted share basis, the Company reported earnings of $2.42 per share, based on 7,912,077 average diluted shares outstanding, as compared to $1.64 per share on 6,533,575 average diluted shares outstanding for the nine months ended September 30, 2005.

Net premiums earned increased $1.0 million or 4.9% to $21.7 million for the three months ended September 30, 2006, as compared to $20.7 million for the same three-month period last year. Net premium earned increased $10.8 million or 17.6% to $72.3 million for the nine months ended September 30, 2006, as compared to $61.4 million for the same nine-month period last year.

Total revenues increased $1.1 million or 4.7% to $24.8 million for the three months ended September 30, 2006, as compared to $23.7 million for the same three-month period last year. Total revenues increased $12.1 million or 17.2% to $82.2 million for the nine months ended September 30, 2006, as compared to $70.2 million for the same nine-month period last year.

Edward J. (Ted) Lawson, Chairman, CEO, and President, said, “Beneficial weather conditions and the development of an El Nino pattern in the Central and Eastern Pacific should push down reinsurance costs next year. El Nino weather conditions are known to create a lull in hurricane activity. Also, the Company’s increased rates will be continuing to take hold boosting revenues and profitability. Additionally, our highly profitable general liability book of business is continuing to expand geographically across the country, as we are now authorized to write business in ten states - Florida, Georgia, Texas, Louisiana, Kentucky, South Carolina, Alabama, Virginia, Missouri and Arkansas. We are currently producing business in six of the ten states and expect to begin writing business in the other four within the next 12 months. We also have an application submitted and pending Department approval in the state of California.

Mr. Lawson continued, “Everything considered, I continue to expect sequential quarterly growth through 2007. I am now increasing guidance for calendar year 2006 from $3.00 per share to $3.10 to $3.20 per share. This will result in a more than 50% increase over last year’s record earnings of $1.95 per share. Guidance for calendar year 2007 remains at $4.00 to $5.00 per share.”

Mr. Lawson further continued, “All of these factors combined will make it possible for us to report our fourth year of record earnings over the last five with additional records expected in the future. The Company’s Board of Directors will be meeting on December 5, 2006, at which time I expect positive dividend action will be addressed.”

The Company will hold an investor conference call at 4:30 PM (ET) today, November 1, 2006. Mr. Lawson and Mr. J. Gordon Jennings III, CFO, will discuss the financial results and review the outlook for the Company. Messrs. Lawson and Jennings invite interested parties to participate in the conference call. Listeners can access the conference call by dialing toll free 888-460-6235, conference ID 9246166. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A replay of the conference call will be available for 7 days at 800-642-1687.

About the Company

The Company, through its subsidiaries, underwrites general liability insurance homeowners’ property and casualty insurance, flood insurance and personal automobile insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the States of Louisiana, Texas and Alabama for more than 300 classes of business, including special events. The Company also operates as an approved (non-admitted) carrier in the States of Georgia, Kentucky, Virginia, South Carolina, Missouri and Arkansas offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers’ lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company’s business; dependence on investment income and the composition of the Company’s investment portfolio; the adequacy of the Company’s liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Revenue:	2006	2005	2006	2005
Gross premiums written	$24,669,503	$25,355,235	$111,031,248	$86,815,187
Gross premiums ceded	(57,378,252)	(7,188,343)	(60,750,033)	(12,142,786)

Net premiums (ceded) written	(32,708,749)	18,166,892	50,281,215	74,672,401

Increase (Decrease) in prepaid reinsurance premiums	42,060,048	72,745	32,795,387	(5,437,633)
Decrease (Increase) in unearned premiums	12,356,106	2,462,575	(10,821,117)	(7,808,508)
Net change in prepaid reinsurance premiums and unearned premiums	54,416,154	2,535,320	21,974,270	(13,246,141)

Net premiums earned	21,707,405	20,702,212	72,255,485	61,426,260

Finance revenue	335,181	807,778	1,467,324	2,849,989
Managing general agent fees	483,413	558,883	1,983,107	1,811,576
Net investment income	1,572,606	972,302	4,380,885	2,776,098
Net realized investment gains	263,072	--	742,624	285,033
Other income	408,750	614,393	1,397,805	1,018,774

Total revenue	24,770,427	23,655,568	82,227,230	70,167,730

Expenses:
Loss and loss adjustment expenses	10,270,956	13,275,690	27,182,957	32,494,462
Operating and underwriting expenses	1,851,087	1,607,749	6,463,663	5,396,561
Salaries and wages	1,698,993	1,600,716	5,309,465	4,759,417
Interest expense	135,168	313,962	545,455	1,123,893
Policy acquisition costs, net of amortization	4,998,739	3,920,679	13,043,776	10,968,721

Total expenses	18,954,943	20,718,796	52,545,316	54,743,054

Income from cont’d ops before provision for income tax expense	5,815,484	2,936,772	29,681,914	15,424,676
Provision for income tax expense	1,583,192	1,084,054	10,531,751	5,762,741
Net income from continuing operations	4,232,292	1,852,718	19,150,163	9,661,935

Discontinued operations:
Income from discontinued operations(including gain on disposal of $0 and $1,630,000, respectively)	--	--		1,630,000
Provision for income tax expense	--	--		595,396
Income from discontinued operations	--	--		1,034,604
Net income	$4,232,292	$1,852,718	$19,150,163	$10,696,539
Basic net income per share from continuing operations	$0.56	$0.29	$2.58	$1.56
Basic net income per share from discontinued operations	$--	$--	$--	$0.17
Basic net income per share	$0.56	$0.29	$2.58	$1.73
Fully diluted net income per share from continuing operations	$0.56	$0.28	$2.42	$1.48
Fully diluted net income per share from discontinued operations	$--	$--	$--	$0.16
Fully diluted net income per share	$0.56	$0.28	$2.42	$1.64

Weighted average number of common shares outstanding	7,560,872	6,384,386	7,433,953	6,189,040

Weighted average number of common shares outstanding (assuming dilution)	7,562,563	6,589,257	7,912,077	6,533,575

Dividends declared per share	$0.12	$0.08	$0.36	$0.24

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	09/30/06	12/31/05
Total Cash & Investments	$136,911,900	$106,157,869
Total Assets	$217,763,305	$290,154,753
Unpaid Loss and Loss Adjustment Expense	$31,227,291	$154,038,543
Total Liabilities	$150,358,077	$249,387,383
Total Shareholders’ Equity	$67,405,228	$40,767,370
Common Stock Outstanding	7,564,788	6,771,864
Book Value Per Share	$8.91	$6.02

Premium Breakout
	9 Months Ending
Line of Business	09/30/06	09/30/05
Homeowners’	72.8%	61.4%
General Liability	22.3%	19.6%
Automobile	4.9%	19.0%

Gross Written Premiums	100.0%	100.0%

Commercial General Liability
Written Premium by State
	3 Months Ending		9 Months Ending
State	09/30/06	09/30/05	09/30/06	09/30/05
	(Dollars in millions)
Florida	$5.4	$4.5	$18.2	$14.5
Georgia	.7	.4	1.2	1.0
Louisiana	1.4	.5	4.2	1.5
Texas	.8	--	1.1	--

Gross Written Premiums	$8.3	$5.4	$24.7	$17.0

Loss Ratios
	3 Months Ending		9 Months Ending
Line of Business	09/30/06	09/30/05	09/30/06	09/30/05
Homeowners’	63.42%	99.25%	36.17%	64.76%
General Liability	18.01%	6.83%	17.76%	17.00%
Automobile	64.13%	55.27%	77.83%	59.75%
All Lines	47.32%	64.13%	37.62%	52.90%